Exhibit 99.1

For Immediate Release	Contact: Brandi Simpson Sr. Director, Investor Relations NPS Pharmaceuticals, Inc. (801) 583-4939 bsimpson@npsp.com

NPS PHARMACEUTICALS REPORTS 2006 RESULTS AND PROGRESS,

ANNOUNCES NEW BUSINESS PLAN TO ADVANCE PIPELINE

Company to Focus on Late-Stage Products and Explore New Indications, Cut Costs,

Outsource Development Work, Consolidate Operations in New Jersey

Conference Call/Webcast Scheduled for 3 pm Eastern Time Today

Parsippany, NJ – March 14, 2007 – NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today reported 2006 financial results, reviewed recent corporate and clinical progress and announced a significant restructuring of operations and a new business plan to advance its late-stage product candidates, PREOS® (full-length parathyroid hormone [rDNA origin] for injection) and teduglutide.

NPS president and CEO Tony Coles, M.D., stated: “The main thrust of these actions is to preserve cash and create additional flexibility to develop the clinical and commercial potential of our late-stage pipeline. In 2006, we exceeded our financial guidance, made important clinical progress with teduglutide and determined next steps for PREOS in the United States while our partner, Nycomed, launched the drug in Europe. In 2007, we plan to advance these compounds by securing commercial or financial partners, completing the Phase 3 Short Bowel Syndrome (SBS) and dose-escalation studies for teduglutide and exploring new indications for both drugs. With this new business model, we will focus on high-value specialty indications and rely upon partners to support large indications. We will move forward with a consolidated base of operations and a much smaller team working through contract research organizations. We believe these steps will enable us to maximize the value of our Phase 3 products while reducing cash burn.”

Summary of 2006 Achievements

During 2006, NPS made progress in each of its key development programs and achieved the following corporate goals:

•	Ended the year with $146 million in cash, exceeding the previous year-end cash guidance of $114 to $124 million;

•	Completed patient enrollment in the teduglutide Phase 3 study in patients with SBS;

•	Initiated a dose-escalating pharmacokinetic and tolerability study of teduglutide in healthy volunteers;

•	Submitted a Phase 3b protocol to the U.S. Food and Drug Administration (FDA) to complete clinical development of PREOS as a treatment for post-menopausal osteoporosis;

•	Signed a licensing agreement with GlaxoSmithKline for a new series of back-up calcilytic compounds and an agreement with Johnson & Johnson regarding intellectual property related to delucemine; and

•	Nominated a new compound, NPSP156, a D-serine analog, as a candidate for preclinical development as a treatment for various neurological disorders such as epilepsy and neuropathic pain.

Dr. Coles commented, “Our financial position has led us to evaluate a number of strategic options for advancing our pipeline. After many months of analysis and internal discussion, we have decided that the most prudent way for us to maximize the value of our pipeline is to focus our own clinical work on high-value specialty indications, manage the execution of this activity through contract research organizations and find partners for indications we can’t afford to pursue ourselves.”

New Business Plan and Expense Reductions

NPS is taking the following actions to support the development of its late-stage products and create sustainable long-term value for patients and shareholders:

•	reducing cash burn from $113 million in 2006 to approximately $85 to $95 million in 2007 (including restructuring and non-recurring expenses) and $35 to $45 million in 2008;

•	reducing current staff from 196 to 35 employees by the end of 2007;

•	closing facilities in Salt Lake City and Toronto and consolidating operations in New Jersey;

•	executing drug development activities through contract research organizations and outsourcing certain discovery and general and administrative activities;

•	seeking financial or commercial partners to support the full development of our Phase 3 products; and

•	focusing discovery activities on the metabotropic glutamate receptor program.

Dr. Coles commented, “I regret that these actions will result in the loss of employment for many of our colleagues whose contributions are reflected in the company’s enviable record of success in drug discovery. This includes two approved products, Sensipar and Preotact, and several promising drug candidates being developed in partnership with some of the world’s leading pharmaceutical companies. Ultimately, we believe this new plan is a prudent way for us to continue to create important new medicines for patients and value for shareholders.”

Pipeline Update

NPS reported progress in advancing its pipeline and provided details regarding future development plans:

Teduglutide

•

In December 2006, NPS completed patient enrollment and randomization in the teduglutide Phase 3 study for treatment of SBS. The company plans to complete the study in the second half of 2007 and prepare a new drug application (NDA) for this indication in 2008 if study results are positive.

•

NPS is completing a dose-escalating study of teduglutide in healthy volunteers to determine appropriate dosing levels of the drug for future testing in Crohn’s disease and other indications. The study has not yet reached the maximum tolerated dose of teduglutide so the company has expanded the trial to obtain this information and understand better the drug’s full dosing range.

•

In the second half of 2007, under the company’s new plan to explore high-value specialty indications, NPS will complete animal model proof-of-concept studies with teduglutide for the prevention and treatment of necrotizing enterocolitis (NEC) and chemotherapy-induced enterocolitis. NEC is the most common gastrointestinal emergency occurring in neonates, with mortality rates approaching 40 percent in infants who weigh less than 1,500 grams, and afflicting more than 12,000 neonatal infants annually. Treatment options are limited to supportive care and surgery which can be complicated by short bowel syndrome and neurodevelopmental disability. Chemotherapy-induced enterocolitis is a dose-limiting side effect of chemotherapy and afflicts more than 100,000 cancer patients every year.

Francois Nader, M.D., chief medical and commercial officer of NPS, stated: “Teduglutide has the potential to be a breakthrough therapeutic option for the prevention and treatment of NEC and enterocolitis associated with chemotherapy. These are important and underserved conditions which fit with our strategy of focusing on high-value specialty indications. They are also logical extensions of teduglutide’s mechanism of action and our clinical work in SBS and Crohn’s disease.”

PREOS

•

To support U.S. approval of its pending NDA, last year NPS submitted to the FDA a Phase 3b protocol for PREOS as a treatment for post-menopausal osteoporosis. After multiple communications with the FDA, the company received feedback from the agency this week which NPS believes finalizes the protocol design and provides a clear direction for completing the development of PREOS in osteoporosis. This 12-month, bone-mineral density bridging study is designed to evaluate the relative efficacy and safety of PTH (100 µg every other day, 100 µg daily, and 75 µg daily) versus placebo in post-menopausal women with osteoporosis.

•

NPS is supporting a Phase 2 proof-of-concept study initiated by Professor John Bilezikian, MD, Columbia University, to explore the use of PREOS as a hormone replacement therapy to treat hypoparathyroidism, a condition which can result in hypocalcemia, vitamin D deficiency and brittle bones. The study has enrolled 30 of 50 patients who will receive PREOS every other day for 24 months. NPS will use this study to determine whether to develop PREOS as a novel treatment for hypoparathyroidism.

Preotact® (full-length parathyroid hormone [PTH 1-84])

•

NPS partner Nycomed, Inc. has now launched Preotact (European brand name for PREOS) successfully in Germany, the United Kingdom, Spain, Italy and other European markets. Nycomed expects to complete the drug’s launch throughout the European Union this year.

Cinacalcet HCl

•

In February 2007, NPS partner Amgen, Inc. reported 2006 Sensipar® (cinacalcet HCl) sales of $321.8 million, approximately 100% higher than 2005 sales of $157.4 million. This growth creates additional value and financial flexibility for NPS since the company will retain the full value of its royalties on Sensipar sales once its Sensipar debt is paid down, currently projected to occur in 2011.

•	In February 2006, NPS partner Kirin Brewery sought clearance to market cinacalcet HCl in Japan.

Calcilytics

•

In December 2006, GlaxoSmithKline (GSK) paid NPS $3 million to include new backup compounds discovered by NPS in their ongoing collaboration to develop and commercialize orally active calcilytic compounds. NPS is now eligible to receive additional milestone payments from GSK and retains rights to co-promote in North America.

•	GSK plans to begin Phase 2 clinical studies with the lead calcilytic compound, SB-751689, in the second quarter of 2007.

mGluRs

•

NPS collaborator AstraZeneca (AZ) is continuing to conduct Phase 1 clinical studies with compounds active at metabotropic glutamate receptors for a variety of potential central nervous system and gastrointestinal indications. NPS and AZ scientists have been conducting discovery research to find new compounds under this collaboration.

Board Update

•	Consistent with its new business plan and smaller size, the company plans to reduce the size of its board of directors from 10 to 7 directors.

•	Current directors Santo Costa, Hunter Jackson, and Joseph “Skip” Klein have announced that they do not intend to stand for reelection to the board at the company’s annual meeting in May.

NPS lead director Peter Tombros stated, “On behalf of the entire board, I extend our deepest thanks to company founder Hunter Jackson and long-time directors Sandy Costa and Skip Klein for their many years of service and outstanding contributions to the company. Hunter leaves a legacy of productive drug discovery and we wish him, Sandy and Skip the best of luck in their future endeavors.”

2007 Milestones

NPS is committed to maximizing the clinical and commercial potential of its late-stage products and plans to pursue the following corporate and drug development objectives in 2007:

•	Complete the clinical development program for teduglutide in SBS in preparation for U.S. and E.U. regulatory filings in 2008;

•	Explore the development of PREOS and teduglutide in at least one new indication for each compound;

•	Secure financial or commercial partners to help advance its Phase 3 programs;

•	Monetize non-core assets to generate cash;

•	Reduce cash burn to approximately $85 to $95 million in 2007 (including restructuring and non-recurring expenses) and $35 to $45 million in 2008; and

•	Address the company’s 2008 convertible debt.

Fourth Quarter 2006 Financial Results

NPS incurred a net loss for the fourth quarter of 2006 of $14.0 million, or $0.30 per share, compared to a net loss in the fourth quarter of 2005 of $44.3 million, or $0.96 per share. For the year ended December 31, 2006, the net loss was $112.7 million, or $2.43 per share, compared to $169.7 million, or $4.14 per share for the year ended December 31, 2005.

Revenues for the fourth quarter of 2006 were $24.1 million compared to revenues of $4.3 million for the same period of 2005, and $48.5 million for the year ended December 31, 2006 compared to $12.8 million for the same period in 2005. The increase in revenues for the three months ended December 31, 2006 as compared with the same period in 2005 is primarily the result of increased royalty revenue earned from Amgen on sales of cinacalcet HCl, increased product sales, royalty and milestone revenue from Nycomed on sales of Preotact, and up-front fees and payments earned on new and amended agreements.

Research and development expenses were $13.3 million for the fourth quarter of 2006 compared to $29.2 million for the same period of 2005, and $68.4 million for the year ended December 31, 2006 compared to $117.4 million for the same period in 2005. The decrease in research and development expenses during the three months ended December 31, 2006 compared with the same period in the prior year is primarily due to decreases in the development and manufacturing costs for PREOS and teduglutide.

Selling, general and administrative expenses were $9.8 million for the fourth quarter of 2006 compared to $15.7 million for the same period in 2005. For the year ended December 31, 2006, selling, general and administrative expenses were $52.2 million compared to $48.6 million for the same period in 2005. The decrease in selling, general and administrative expenses during the three months ended December 31, 2006 as compared with the same period in the prior year is primarily due to decreases in market research, educational and commercial activities associated with PREOS and no sales promotion efforts around Kineret®, a biologic therapy owned by Amgen, and Restasis®, an ophthalmic product owned by Allergan in the fourth quarter of 2006.

Restructuring charges were a credit of $61,000 for the fourth quarter of 2006 and $8.2 million for the year ended December 31, 2006 compared to zero for the same periods in 2005. The restructuring charges relate to the initiative to restructure operations announced June 12, 2006.

Write down on long-lived assets was $8.3 million for the fourth quarter and year ended December 31, 2006. An evaluation of alternative courses of action that were finalized with the 2007 decision to close the Toronto, Canada and Salt Lake City, Utah sites resulted in the fair value of property and equipment located in Toronto, Canada exceeding its carrying value.

As of December 31, 2006, the company had 46.2 million shares outstanding and $146.2 million in cash, cash equivalents, and marketable investment securities as compared to $259.0 million at December 31, 2005.

Due to planned decreases in spending in future periods, NPS anticipates its current cash, cash equivalent and marketable investment security balance will be sufficient to fund operations for the next two years and that it will have a 2007 year-end cash balance of between $50.0 million and $60.0 million. The decrease in cash burn, combined with the potential to monetize non-core assets, puts NPS in an improved position to fund its late-stage assets and address its outstanding 2008 debt obligations.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues	$24,066	$4,308	$48,502	$12,825

Operating expenses (benefit):
Cost of goods sold	511	—	1,413	—
Cost of royalties	1,026	349	2,980	1,144
Research and development	13,319	29,238	68,395	117,445
Selling, general and administrative	9,772	15,691	52,177	48,635
Restructuring charges	(61)	—	8,179	—
Write down of long-lived assets	8,297	—	8,297	—

Total operating expenses	32,864	45,278	141,441	167,224

Operating loss	(8,798)	(40,970)	(92,939)	(154,399)
Other expense, net	(5,187)	(3,318)	(19,729)	(15,379)

Loss before income tax benefit	(13,985)	(44,288)	(112,668)	(169,778)
Income tax benefit	—	(10)	—	(55)

Net loss	$(13,985)	$(44,278)	$(112,668)	$(169,723)

Basic and diluted net loss per common and potential common share	$(0.30)	$(0.96)	$(2.43)	$(4.14)

Weighted average common and potential common shares outstanding—basic and diluted	46,507	46,121	46,374	41,036

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2006	2005
Cash, cash equivalents and marketable investment securities	$146,152	$258,967
Current restricted cash and cash equivalents	21,921	6,095
Account receivable	15,534	4,281
Other current assets Restricted cash and cash equivalents	6,082 —	3,023 8,437
Plant and equipment, net of accumulated depreciation and amortization	19,849	32,960
Debt issuance costs	5,569	7,525
Other assets, net of accumulated amortization	9,633	9,764

Total assets	$224,740	$331,052

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$44,467	$38,459
Notes payable and other liabilities	373,517	390,117

Total liabilities	417,984	428,576
Paid-in capital and common stock	677,520	664,088
Deferred compensation	—	(3,120)
Accumulated other comprehensive loss	(1,892)	(2,288)
Accumulated deficit	(868,872)	(756,204)

Net stockholders’ deficit	(193,244)	(97,524)

Total liabilities and stockholders’ deficit	$224,740	$331,052

About NPS Pharmaceuticals

NPS discovers and develops small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development. Additional information is available on the company’s website, http://www.npsp.com.

Conference Call Information

A conference call will be held today at 3:00 p.m. EDT. To participate in the call, dial (866) 543-6407 with passcode 77355692. International callers may dial (617) 213-8898 using the same passcode. In addition, live audio of the conference call will be simultaneously broadcast over the Internet and may be accessed on the company’s home page, (www.npsp.com). A conference call replay will be available until March 21, 2006 at (888) 286-8010, or (617) 801-6888 for international callers, with passcode 59938894. The webcast will be available for replay and Ipod® download for the same period of time.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions

Of The Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding: implementation of our new business plan to transition the company to an outsourcing model; reducing our cash burn for 2007 and 2008; securing a commercial or financial partner for PREOS and teduglutide; receipt of the FDA’s acceptance of our proposed protocol for a phase 3b clinical trial for PREOS; completion of the ongoing clinical trials with teduglutide in 2007 and the submission of an NDA for teduglutide in 2008; exploration of PREOS and teduglutide for additional indications; and our partners’ continued advancement of our partnered programs and drug candidates. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we may not be successful in implementing or carrying out our new business plan or reducing our cash burn for future periods; we may not be able to secure a commercial or financial partner for PREOS or teduglutide; even if we are able to secure a partner for PREOS or teduglutide, the terms of the partnership or funding may not be favorable to us; the FDA may not accept our proposed phase 3b protocol for PREOS and the regulatory approval process for PREOS may be further delayed; if the FDA approves our phase 3b protocol, we may not have the resources to initiate and complete the phase 3b clinical trial for PREOS, we may not be able to enroll patients in the trial in a timely manner, and the data resulting from the trial may not support regulatory approval of PREOS; our ongoing clinical trials for teduglutide may not be completed in a timely manner, which would delay the clinical advancement and regulatory approval of teduglutide; the data from our clinical trials with teduglutide may not be positive or ultimately support the filing of an NDA for teduglutide; our data and exploratory findings may not support advancing PREOS or teduglutide in other indications; we may not be successful in securing alternatives to address our convertible debt; we may never develop additional products that generate revenues; the FDA may delay approval or may not approve any of our product candidates; our current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; and, we may not have or be able to secure sufficient capital to fund our operations and the development and commercialization of our product candidates. All information in this press release is as of March 14, 2007, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006.

Sensipar® is a trademark owned by Amgen.